Exhibit 99.1

National & Retail Trades and First Call, Release: November 10, 2005 at 4:00 PM (EST)

KOHL'S CORPORATION REPORTS THIRD QUARTER EARNINGS OF $0.45 PER DILUTED SHARE

MENOMONEE FALLS, WI … November 10/BUSINESS WIRE/Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the three months and nine months ended October 29, 2005.

Kohl’s Corporation reported a 15.3 percent increase in net income for the quarter ended October 29, 2005.  Net income was $155.1 million, or $0.45 per diluted share, compared to $134.6 million or $0.39 per diluted share a year ago.  Net sales for the quarter increased 13.7 percent to $3.1 billion from $2.7 billion a year ago.  Comparable store sales increased 3.5 percent for the same period.

For the nine months ended October 29, 2005, net income increased 21.4 percent to $467.0 million or $1.35 per diluted share, compared to $384.6 million or $1.12 per diluted share for the nine months ended October 30, 2004.  Net sales increased 14.8 percent to $8.8 billion from $7.6 billion a year ago.  Comparable store sales increased 3.9 percent for the same period.

Last year’s results reflect the Company’s decision to adopt expensing of stock options, which began in the first quarter of fiscal 2005.  In accordance with the modified retrospective method, the prior year’s results for both the quarter and year-to-date have been restated.

Larry Montgomery, Kohl’s chairman and chief executive officer, said, “We continue to deliver the results we outlined for our shareholders at the beginning of the year.  We are pleased with our performance on the gross margin line as a result of continued focus on inventory management.  Our expenses were on plan and allowed us to make investments in marketing some of our new merchandise brands that will pay dividends in the fourth quarter.  We believe we are well-positioned for the holiday season in terms of content and level of inventory, our in-store shopping environment and our marketing and advertising calendar.”

Montgomery added, “I am very proud of our over 110,000 associates and the role they played in helping the Company achieve a successful third quarter and want to thank them for their hard work and dedication to serving our customers.”

Expansion Update

During the third quarter, the Company opened 61 stores. New markets were the Orlando, FL market with six stores and the Jacksonville, FL market with three stores. In addition, the Company added 15 stores in the Midwest region, nine stores in the Southwest region, eight stores in the South Central region, seven stores in the Northeast region, eight stores in the Mid-Atlantic region and five stores in the Southeast region. One planned October opening in Beaumont, TX opened in November. In total, the Company opened 95 stores in fiscal 2005.

The Company will end the year with 732 stores in 41 states, compared to 637 stores in 40 states at the end of 2004.

The Company continues to expect to add 500 stores by the end of fiscal 2010 and is targeting opening 200 stores in the next two years.  The Company plans to open approximately 70-80 stores in fiscal 2006 with approximately 17 stores opening during the first quarter, including its  entry into the Pacific Northwest in the Portland, OR market.

Third Quarter Conference Call

Investors will have the opportunity to listen to the conference call today at 5:00 PM (EDT) by dialing (847) 619-6368 ten minutes prior to the start of the call. In addition, the call will be web cast live over the Internet through the Company’s web site located at http://www.kohls.com (Select “Investor Relations”/ “Company News”), or through Broadcast Network’s vcall web site located at http://www.vcall.com. To listen to the call, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available for 36 hours at (630) 652-3018, Pass Code: 12911709.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media Contact:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464

Kohl’s Corporation
Condensed Consolidated Statements of Income
(In Millions, except per share data)
(Unaudited)

	3 Months Ended				9 Months Ended
	October 29, 2005	% to Net Sales	October 30, 2004 (restated)	% to Net Sales	October 29, 2005	% to Net Sales	October 30, 2004 (restated)	% to Net Sales

Net sales	$3,119.4		$ 2,743.9		$8,750.3		$ 7,621.9
Cost of merchandise sold	1,986.8		1,758.3		5,565.9		4,878.9

Gross margin	1,132.6	36.3%	985.6	35.9%	3,184.4	36.4%	2,743.0	36.0%

Operating expenses
Selling, general and administrative	753.8	24.2%	659.5	24.0%	2,099.2	24.0%	1,823.0	23.9%
Depreciation and amortization	85.1	2.7%	72.1	2.7%	247.7	2.8%	210.2	2.8%
Preopening expenses	26.3	0.8%	22.5	0.8%	43.0	0.5%	46.4	0.6%

Operating income	267.4	8.6%	231.5	8.4%	794.5	9.1%	663.4	8.7%

Interest expense, net	18.0	0.6%	15.1	0.5%	51.5	0.6%	45.1	0.6%

Income before income taxes	249.4	8.0%	216.4	7.9%	743.0	8.5%	618.3	8.1%
Provision for income taxes	94.3	3.0%	81.8	3.0%	276.0	3.2%	233.7	3.1%

Net income	$155.1	5.0%	$ 134.6	4.9%	$467.0	5.3%	$ 384.6	5.0%

Basic net income per share	$0.45		$0.39		$1.36		$1.13
Avg. number of shares	344.4		342.3		344.0		341.3

Diluted net income per share	$0.45		$0.39		$1.35		$1.12
Avg. number of shares	346.8		344.9		346.6		343.7

Kohl's Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)
Subject to Reclassification

	October 29, 2005	October 30, 2004 (restated)

Assets
Current assets:
Cash and cash equivalents	$ 132,713	$ 111,720
Accounts receivable trade, net	1,492,150	1,284,734
Merchandise inventories	2,854,317	2,640,348
Deferred income taxes	16,259	40,953
Other	77,810	77,919
Total current assets	4,573,249	4,155,674

Property and equipment, net	4,484,018	3,835,287
Favorable lease rights, net	215,460	228,030
Goodwill	9,338	9,338
Other assets	122,162	106,774
Total assets	$9,404,227	$ 8,335,103

Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$1,330,384	$ 1,346,486
Accrued liabilities	577,296	447,425
Income taxes payable	52,584	9,811
Short-term debt	331,500	354,000
Current portion of long-term debt and capital leases	105,875	3,380
Total current liabilities	2,397,639	2,161,102

Long-term debt and capital leases	1,040,232	1,104,283
Deferred income taxes	223,325	222,382
Other long-term liabilities	179,765	150,293
Shareholders’ equity	5,563,266	4,697,043
Total liabilities and shareholders’ equity	$9,404,227	$ 8,335,103

Kohl's Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)
Subject to Reclassification

	9 Months Ended
	October 29, 2005	October 30, 2004 (restated)
Operating activities
Net income	$ 467,047	$ 384,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	248,268	210,697
Amortization of debt discount	163	161
Deferred income taxes	31,735	84,372
Share-based compensation	32,535	33,550
Excess tax benefits from share-based compensation	(9,859)	(25,371)
Changes in operating assets and liabilities:
Accounts receivable, net	(102,518)	(134,577)
Merchandise inventories	(907,340)	(1,033,358)
Other current and long-term assets	(32,406)	(7,025)
Accounts payable	625,729	813,887
Accrued and other long-term liabilities	24,833	21,998
Income taxes	(114,739)	(100,345)

Net cash provided by operating activities	263,448	248,564
Investing activities
Acquisition of property and equipment and favorable lease rights	(668,433)	(669,266)
Net sales of short-term investments	88,769	34,285
Other	(25,138)	(23,533)
Net cash used in investing activities	(604,802)	(658,514)
Financing activities
Net borrowings under credit facilities	331,500	354,000
Excess tax benefits from share-based compensation	9,859	25,371
Payments of other long-term debt	(3,779)	(12,400)
Payments of financing fees on debt	--	(73)
Proceeds from stock option exercises	19,770	42,024

Net cash provided by financing activities	357,350	408,922

Net increase (decrease) in cash and cash equivalents	15,996	(1,028)
Cash and cash equivalents at beginning of period	116,717	112,748

Cash and cash equivalents at end of period	$ 132,713	$111,720